Exhibit 23

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                                  [letterhead]
                             L.P. Martin & Company
                              4132 Innslake Drive
                           Glen Allen, Virginia 23060
                             Phone: (804) 346-2626
                              Fax: (804) 346-9311


                      Consent of Independent Accountants'


The Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia

                We consent to the use of our report dated November 7, 1997 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Italian Village Apartments for the twelve month period ended July 31, 1997 for inclusion in the Form 8K filing with the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc.


                                          /s/ L. P. Martin & Co., P.C.


Richmond, Virginia
November 7, 1997